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                                                                    EXHIBIT 99.1

                                    Abstract

Adenovirus targeting deregulation of the RB tumor suppressor pathway in cancer cells demonstrate potent anti-tumor activity.

L. Johnson, A. Sampson-Johannes, S. McCoy, J. Holt, T. Hermiston and A. Fattaey.

Onyx Pharmaceuticals, Inc., Richmond, CA 94806

We have developed human adenoviruses that selectively replicate based upon deregulation of the pRb-signaling pathway in human cancers. Disruption of this signaling cascade has been linked to a variety of different tumor types and can occur through genetic alteration of a number of different components that lie within this pathway (e.g., p16, cdk4, cyclin D and pRb). Through its binding to cellular transcription factors such as E2F, pRb and its associated proteins can function as a transcriptional repressor complex that regulates cell cycle progression regardless of the tissue of origin of the infected cells. For human adenoviruses, one function of their E1A proteins is to sequester pRb and its related family members, thereby rendering the cell permissive to both viral and cellular DNA synthesis. The human adenovirus, ONYX-838, encodes a mutant E1A gene whose products are no longer capable of binding to and inactivating pRb. We have further engineered ONYX-838 to create a series of viruses whose early gene expression patterns are dependent upon abnormal E2F activity as a result of deregulated pRb pathway signaling. These viruses have demonstrated anti-tumor activity similar to wildtype human adenovirus both IN VITRO and IN VIVO. The E2F-dependent regulation engineered into these viruses has significantly reduced the expression of certain early genes in normal human primary cells, regardless of their proliferative state, and underscores the tumor cell selectively built into these viruses. This marked decrease in early gene expression translates into reduced late gene expression and an attenuated viral infection. The very limited toxicity that is associated with these viruses in normal, human primary cells IN VITRO is also observed IN VIVO and may have important safety implications following systemic administration. This strategy to combine alterations in E1A with E2F-dependent regulation of early viral gene expression has yielded therapeutic viruses that are both safe and highly selective for the loss of an intact pRb pathway in human cancers.

                                  Introduction

We have exploited the use of selectively replicating viral therapy to engineer and develop human adenoviruses that will replicate based upon deregulation of the pRb-signaling pathway in human cancers. Disruption of this signaling cascade has been linked to a variety of different tumor types and can occur through genetic alteration of a number of different components that lie within this pathway (e.g., p15, cdk4, cyclin D and pRb). Through its binding to cellular transcription factors such as E2F, pRb and its associated proteins can function as a transcriptional repressor complex that regulates the expression of E2F-responsive genes and, hence, cell cycle progression regardless of the tissue of origin of the infected cells. For human



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adenoviruses, one function of their E1A proteins is to sequester pRb and its related family members, thereby rendering the cell permissive to both viral and cellular DNA synthesis. The human adenovirus, DL922/47 (ONYX-838), encodes a mutant E1A gene whose products are no longer capable of binding to an inactivating pRb. We have engineered further ONYX-838 to create a series of viruses whose early gene expression patterns are dependent upon abnormal E2F activity as a result of deregulated signaling within the pRb pathway. These viruses have demonstrated anti-tumor activity similar to wild-type human adenovirus both IN VITRO and IN VIVO. The E2F-dependent regulation engineered into these viruses has significantly reduced the expression of certain early genes in normal human primary cells, regardless of their proliferative state, and underscores the tumor cell selectivity built into these viruses. This marked decrease in early gene expression translates into drastically reduced late gene expression and an attenuated viral infection. The very limited toxicity that is associated with these viruses in normal, human primary cells IN VITRO is also observed IN VIVO and may have important safety implications following systemic administration. This strategy to combine alterations in E1A and E2F-dependent regulation of early viral gene expression has yielded therapeutic viruses that we believe are both safe and selective for the loss of an intact pRb-pathway in human cancers.


                                     Summary

The enhanced selectivity of the E1A and E2F-dependent viruses results in a substantially increased therapeutic index in animal models of human cancer.

The RB-targeted Adenoviruses demonstrate efficacy that:

The RB-targeted Adenoviruses demonstrate activity that is responsive to the functional status of pRb.

The RB-targeted Adenoviruses demonstrate enhanced safety, both IN VIVO and IN VITRO, compared to wild-type Adenovirus, with restricted expression/activity regardless of their proliferative status.

Onyx currently plans to file an IND by the end of 2001 to test the RB-targeted viruses in a human clinical trial for the treatment of cancer.




FORWARD-LOOKING STATEMENT

This abstract contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from Onyx's expectations.